Exhibit 5
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154
December 6, 2005
Novint Technologies, Inc.
4109 Bryan Avenue NW
Albuquerque, New Mexico 87114

Re:	Registration on Form SB-2
Ladies and Gentlemen:
     We have acted as counsel to Novint Technologies, Inc. (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form SB-2 of 9,124,655 shares of our common stock, par value $0.001 (the “Shares”), 4,794,455 of which have been issued to certain selling shareholders and the remainder of which may be issued to certain selling shareholders upon the exercise of certain warrants. In connection with this registration, we have reviewed the proceedings of the Board of Directors of Novint Technologies, Inc. relating to the registration and the issuance (or the proposed issuance) of the Shares, its Certificate of Incorporation and all amendments thereto, the Bylaws and all amendments thereto, and such other documents and matters and such laws as we have deemed necessary to render the following opinion.
     Based upon our review, it is our opinion that the currently issued Shares are legally issued, fully paid and nonassessable under Delaware law. The Shares that may be issued upon exercise of the warrants will be, assuming the exercise in conformance with the warrants and the payment of the exercise price therefore, legally issued, fully paid, and nonassessable under Delaware law.
     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.
     We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Experts” in the registration statement.
Very truly yours,
RICHARDSON & PATEL LLP